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                                                                  EXHIBIT 99.1

                                  May 21, 1998





Mr. Louis A. Waters
Managing General Partner
Houston Post Oak Partners, Ltd.
520 Post Oak Blvd.
Suite 850
Houston, TX 77027


                  Re: Private Placement of 1,200,000 shares of the common stock ("Team Shares") of Team, Inc.("Team")

Dear Mr. Waters:

         We were pleased to have you attend the special meeting of Team's Board of Directors("Board") on Monday of this week. During a special meeting which was concluded this afternoon, the Board unanimously authorized the sale in a private placement transaction (the "Transaction")of 1,200,000 Team Shares to Houston Post Oak Partners, Ltd.("Post Oak"). The terms authorized by the Board are as follows:

         1. Purchase Price. The purchase price ("Purchase Price") for the Team Shares will be $2.75 per Team Share for an aggregate Purchase Price of $3,300,000. The Purchase Price will be due in full at the closing ("Closing") of the sale of the Transaction. The Purchase Price represents a discount of approximately 8.33% from the $3 closing price for Team Shares on the American Stock Exchange today. The Purchase Price is based upon our good faith effort to arrive at current value taking into account, among other things, the large number of shares and the lack of immediate marketability for the shares. As you know, we have had extensive discussions about the Transaction with Mr. Steve Lasher, managing director of The GulfStar Group, and he confirmed late this afternoon that his firm would render a written opinion (" Fairness Opinion") with respect to the pricing of the Team Shares.




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Mr. Louis A. Waters
Managing General Partner
Houston Post Oak Partners, Ltd.
May 21, 1998
Page 2



         2. Definitive Agreement. If Post Oak accepts this proposal, the parties shall enter into a mutually acceptable definitive agreement ("Definitive Agreement") with respect to the Transaction on or before June 12, 1998. The Definitive Agreement shall embody the terms and conditions set forth above, shall contain representations and warranties which are customary to transactions of this sort, may contain any other covenants as the parties shall agree upon and shall provide that the Closing of the Transaction will occur on or before June 22, 1998.


         3. Rights Agreement. In order to facilitate the Transaction, the Board also authorized the Redemption of the Outstanding Rights under the Rights Agreement dated October 24, 1990, by and between Team and Ameritrust Company N.A.

         4. Conditions. If this proposal is accepted by Post Oak, this letter shall thereupon become a legally binding contract. Closing of the Transaction shall, however, be subject to the prior satisfaction of the following terms and conditions:

                  (a) The parties shall have received the written Fairness Opinion;

                  (b) All required consents and approvals to the Transaction shall have been obtained prior to the Closing; and,

                  (c) No legal or governmental action shall have been instituted as of the Closing Date which shall cause either party to reasonably conclude that the Transaction should not be consummated.

         5. Confidentiality. The Partnership and Team will each use their reasonable best efforts to maintain confidentiality with respect to the Transaction, subject, however, to making such disclosures as either of them shall deem appropriate or required pursuant to applicable securities laws. The Confidentiality


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Mr. Louis A. Waters
Managing General Partner
Houston Post Oak Partners, Ltd.
May 21, 1998
Page 3


Agreement which you previously entered into with Team will survive this Proposal and the Closing.

         While it is not a condition of this Proposal that you serve as a Director of Team, the Board intends to invite you to become a Team Director immediately following Post Oak's acceptance of this Proposal.

         If the forgoing is acceptable to Post Oak, please sign the enclosed copy of this letter and return it to me on or before the close of business on June 5, 1998.

                                          Very truly yours,

                                          TEAM, INC.



                                          By    /s/ William A. Ryan
                                            ------------------------------------
                                                William A. Ryan,
                                                Chairman

         The undersigned agrees to the terms and conditions outlined above this the 22nd day of May, 1998.

                                          HOUSTON POST OAK PARTNERS, LTD.


                                          By    /s/ Louis A. Waters
                                            ------------------------------------
                                                Louis A. Waters, General
                                                Partner